                                  EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference into all Registration Statements on Form 10-K of South Street Financial Corp. of our report dated November 10, 1999, relating to the consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three year period then ended, which report appears in the Company's 1999 annual report on Form 10-K.

/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
December 28, 1999